Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

LabCorp to Offer New FDA-Approved Companion Diagnostic for Colorectal Cancer

Burlington, NC, October 25, 2013 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the nationwide availability of QIAGEN’s therascreen® KRAS RGQ PCR Kit, a new FDA-approved companion diagnostic for certain colorectal cancer patients.
The therascreen KRAS test is the only FDA-approved companion diagnostic for use with ERBITUX® (cetuximab), for patients with KRAS mutation-negative (wild type) epidermal growth factor receptor (EGFR)-expressing metastatic colorectal cancer. The test is available through LabCorp under the name KRAS Gene Mutation Analysis, Colorectal Cancer (CRC).
By using the therascreen KRAS test, physicians can identify patients who would benefit from treatment with ERBITUX. An estimated 110,000 people develop advanced colorectal cancer in the United States each year, and a majority of them will be KRAS-mutation negative (wild-type) and eligible for ERBITUX therapy.
“The availability of this FDA-approved companion diagnostic for clinicians treating colorectal cancer is an important advance in personalized medicine," stated Dr. Mark Brecher, LabCorp's Chief Medical Officer. “LabCorp continues to introduce new laboratory tests that use genetic information to give healthcare providers diagnostically significant information to assist them in providing their patients the most appropriate therapy.”
About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

ERBITUX is a registered trademark of ImClone LLC, a wholly-owned subsidiary of Eli Lilly and Company. therascreen is a trademark of QIAGEN.